Exhibit 99.1

For additional information, contact:

Richard D. Callicutt II

President and Chief Executive Officer

David B. Spencer

Senior Executive Vice President and

Chief Financial Officer

(336) 869-9200

BNC BANCORP COMPLETES MERGER WITH

SOUTHCOAST FINANCIAL CORPORATION

High Point, NC (June 17, 2016) – BNC Bancorp (“BNC,” NASDAQ: BNCN), the holding company for Bank of North Carolina (the “Bank”), today announced the successful completion of its merger with Southcoast Financial Corporation (“Southcoast”), the parent holding company for Southcoast Community Bank (“Southcoast Bank”), thereby expanding BNC’s presence in the Charleston and Mt. Pleasant, South Carolina markets.

BNC previously announced its plans to acquire Southcoast and Southcoast Bank on August 14, 2015. Southcoast Bank operates 10 branches in Mt. Pleasant, Charleston, Moncks Corner, Johns Island, Summerville, Goose Creek and North Charleston, South Carolina. As of March 31, 2016, Southcoast had total assets of $479 million, total loans of $377 million and deposits of $338 million.

Rick Callicutt, President and CEO of BNC, commented: “We are very pleased to complete the merger with Southcoast. The opportunity to expand our franchise deeper in Charleston and Mt. Pleasant, and enter several growing industrial centers such as North Charleston, Summerville and Moncks Corner will allow us to more fully take advantage of all of the opportunities in this dynamic region of South Carolina. Combining our current team with the excellent team from Southcoast will further set us apart as the Bank for decisive and responsive financial solutions. We look forward to further growing our presence in the Charleston, Mt. Pleasant and the surrounding markets in the future.”

Wayne Pearson, President and CEO of Southcoast, commented: “We are very excited about our combination with BNC, especially considering their successful track record and the opportunity to enhance our shareholders’ value. Our customers will continue to see the same friendly, local employees they have come to know and trust, and our Charleston, Mt. Pleasant and surrounding communities will benefit from the increased resources brought to bear by the combined franchise.”

Troutman Sanders LLP provided legal counsel to BNC, while FIG Partners, LLC served as financial advisor to BNC and Sandler O’Neill + Partners LP served as a special advisor to BNC. Haynsworth Sinkler Boyd, P.A. provided legal counsel to Southcoast, while Banks Street Partners, LLC served as financial advisor to Southcoast.

ABOUT BNC BANCORP

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of $5.70 billion as of March 31, 2016. With the acquisition of Southcoast Community Bank, Bank of North Carolina will have total assets of $6.20 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 72 current banking offices in Virginia, North and South Carolina. The Bank’s 28 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol “BNCN.” The Company’s website is www.bncbancorp.com.

FORWARD-LOOKING STATEMENTS

The press release contains forward-looking statements relating to the financial condition and business of BNC Bancorp and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC Bancorp, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the merger: (i) general economic or business conditions in South Carolina; (ii) greater than expected costs or difficulties related to the integration of Southcoast Bank; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger with Southcoast, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC Bancorp and Bank of North Carolina are discussed in BNC Bancorp’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC’s SEC filings at www.sec.gov. BNC Bancorp does not undertake a duty to update any forward-looking statements made in this press release.